Exhibit 10.19

[Comerica Logo]

December 5, 2001

Mr. Paul Sylvester
President
Manatron Inc
510 E. Milham
Portage, MI 49002-1439

Dear Paul:

It is my pleasure to present Manatron, Inc.("Borrower" hereafter), a financing commitment to provide for projected working capital needs.

The terms and conditions of the commitment are as follows:

FINANCING PROPOSAL:

For Manatron, Inc.:
1.  $6,000,000 Secured Line of Credit

Amount:	$6,000,000.00

Purpose:	Working capital financing.

Terms:	Interest only payments required. This note would be on a demand basis.

Interest Rate/Fees:

The note will have a variable interest rate of Comerica's prime rate of interest minus one quarter of one percent (0.25%). Adjustments in the interest rate formula will be made when the Bank's prime rate changes.

Borrower shall also be charged an annual fee for this facility of $5,000.00.

Collateral:	A first priority security interest in all the assets of the Borrower now of hereafter purchased, including a pledge of the Borrower's stock in any subsidiaries.

December 5, 2001 -- page 2

Guarantees:	The secured guarantee of all of the Borrower's subsidiaries, supported by a first priority security interest in all their assets now of hereafter purchased.
Conditions and Controls:
Deposits:

All primary deposit accounts of Borrower including investments in money market or other marketable securities shall be maintained at Comerica or a subsidiary of Comerica. Subject to the Bank's expressed written approval, the Borrower may maintain accounts with other financial institutions as required for the convenient administration of payroll and other local needs.

Reporting:	Your agreement to provide financial information that Comerica Bank may request from time to time. The Bank will require annual CPA audited financial statements, 10K's, and 10Q's.

Insurance:	Maintenance of insurance for all collateral with Comerica Bank named mortgagee and loss payee.

Loan Agreement:	Loan Agreement satisfactory to Borrower and Bank. Financial covenants shall include:

	•	Fixed asset acquisitions in any fiscal year less shall be less than or equal to $750,000.
	•	Capital stock acquisitions in any fiscal year less shall be less than or equal to $250,000.
	•	The sale, lease or transfer of assets in any fiscal year less shall be less than or equal to $250,000.
	•	The current ratio shall be greater than 1.05 : 1.0.
	•	The tangible net worth shall be greater than or equal to $5,300,000.
	•	The ratio of funded debt to earnings before interest, taxes, depreciation and amortization expenses for the prior four quarters shall be less than:
		7/31/01 though 10/30/01 10/31/01 through 1/30/02 1/31/02 through 4/29/02 4/30/02 through 7/30/02 7/31/02 through 10/30/02 10/31/02 through 1/30/03 1/31/02 and thereafter	4.25 : 1.0 3.50 : 1.0 3.50 : 1.0 3.25 : 1.0 3.00 : 1.0 2.75 : 1.0 2.50 : 1.0

December 5, 2001 -- page 3

Expenses:	Borrower will be responsible for all of the Bank's out of pocket expenses incurred in connection to the documentation, closing and administration of the proposed loan.

The Borrower would be required to execute such agreements, mortgages, security agreements, pledges, assignments, instruments, certificates, affidavits and other documents and will take such actions as are reasonably required by the Bank and its legal counsel, and all actions, proceedings, instruments and documents required or requested shall be satisfactory to and approved by the Bank and its legal counsel.

The Borrower shall furnish to the Bank such additional documents, certificates and opinions as are reasonably required by the Bank or its legal counsel to establish the existence, validity and/or legality of any matter relevant to the loans described in this loan commitment including, but not limited to, proof satisfactory to the Bank that the Borrowers and Guarantors may pledge, assign or otherwise encumber the security contemplated in this commitment letter.

A further assumption of this commitment letter is Comerica's continued satisfaction with Borrower's and Guarantor's financial condition, operations, and economic environment which may be reviewed by Comerica at any time.

This offer of financing is made available subject to receiving your signed acknowledgment of acceptance by December 15, 2001, and closing of the loan by January 15, 2002. This commitment is made only to the Borrower and may not be assigned by the Borrower. No person other than the Borrower may rely on this commitment and Bank shall have no liability hereunder to any person other than the Borrower.

Please acknowledge your acceptance of the terms and conditions stated herein by signing below and returning one copy of this letter to the Bank.

Thank you again for the opportunity to work with you on this matter. Please give me a call if you have any questions.

Sincerely,	Acknowledged and Accepted by Manatron, Inc.:

/s/ Robert W. Carpenter
Robert W. Carpenter	/s/ Paul Sylvester	12-10-01
Vice President	Paul Sylvester	Date
151 S. Rose Street	Its: President and Chief Executive Officer
Kalamazoo, MI 49007 (616)383-6685